Exhibit 10.21

Purchase Order
THE BOEING COMPANY	3H03105

13100 Space Center Blvd	Date: 07/14/2003
Houston, TX 77059	Ref Contract:

To: SPACEHAB INCORPORATED 12130 HIGHWAY 3, BLDG. 1 WEBSTER, TX 775981504	Contact: Nelda Wilbanks Phone: (713) 558-5000 FAX: (713) 558-5960	Buyer: Annette M. Henson IX Phone: (281) 226-4371 Mail Code: HB2-30
	Payment Terms Net 30 Days	Total Value: $0.00
FOB: DESTINATION	Resale: ● Yes O No 1-91-0425694-6	Funded Value: $0.01

Ship To: Boeing, 13150 Space Center Blvd., Houston, TX 77059

Ship Via:

Mail Invoice To: The Boeing Company, PO BOX 61014, Anaheim, CA 92803

Prime Contract No: NAS15-10000	DPAS Priority: DOC9

This is a rated order certified for national defense use, and you are required to follow all of the Provisions of the Defense Priorities and Allocations System regulation (15 CFR Part 700). You are required to acknowledge this order in writing or electronically within 10 working days of a DX- rated order and 15 working days of a DO- rated order. If you reject the order, you must give reasons in writing (not electronically) for the rejection. When the priority rating on the face of this order is “NTD,” DPAS ratings are specified in the 5000-series clause incorporated in this order.

Terms and Conditions clauses applicable to this contract are from the IDS Common Terms and Conditions Guide and are incorporated here in by reference. Unless indicated otherwise elsewhere in this contract, the version of each incorporated clause applicable to this contract is the latest dated version as of the confirming date of this contract. The Guide is on the Internet at: http://www.boeing.com/company offices/doingbiz/sccommon/flash.html. Note: Representations and Certifications required by U.S. Government contracts have been incorporated into clause 4001,4002,4003 and 4004, as applicable. Referenced attachments are incorporated herein by reference.

Clauses Applicable to All Items: EXH. A SCHEDULE, EXH. B T’S & C’S

Purchase Order Comments / Additional Provisions / Information:

Exhibit A, Schedule; and Exhibit B, Terms & Conditions, are attached hereto and incorporated herein by reference.

“Information furnished to Seller under this solicitation/purchase contract may contain data subject to U.S. Export Laws and Regulations. Seller is advised that such data may not be exported or re-exported to foreign persons, employed by or associated with, or under contract to Seller or Seller’s lower-tier suppliers, without the prior written consent of Boeing and under authority of an export license or applicable license exemption. If such data is marked as Export Controlled, Seller shall indemnify and hold Buyer harmless from and against any and all claims, liabilities and expenses resulting from Seller’s failure to comply with the export laws and regulations of the United States.”

“Seller’s acceptance of this Purchase Contract, confirms that:

l) it is not a foreign corporation,

2) it is not a Representative of a Foreign Interest (RFI), and

Seller agrees to notify Boeing of any change in status set forth above.”

Seller agrees to comply fully with all applicable U.S. laws and regulations as they may apply to the export of any hardware, software, defense service or technical data (collectively “Data”) provided by, through or with the cooperation of Seller in the performance of this subcontract in the U.S. or abroad or under any export license or exemption issued to Boeing. Seller agrees that it will not permit the re-export of Data, including to foreign nationals, employed by or associated with, or under contract to Seller or Seller’s lower-tier suppliers, without the prior written consent of Boeing and under authority of an export license or applicable license exemption.

Period of Performance: 05/19/2003 to 12/31/2003

Purchase Order number 3H03105

Item	Quantity	U/M	Part Number/Name	Unit Price	U/M	Extended Price
000	1	LT	NPN	$0.00		$0.00

Basic Ordering Agreement

Line Item Text:	Establish a BOA w/Spacehab to perform NASA, customer directed, activities to be implemented via Task Order. All Tasks should be associated with a Spacehab carrier or module as provided by Spacehab.

Requisition Number: *******	Item Number: 0

Qty	Activity ID	Qty	Activity ID	Qty	Activity ID
GTQDSHAB

Acknowledgement

Buyer Signature:		Seller Signature:

/s/ ANNETTE HENSON	7/15/03	/s/ NELDA WILBANKS	7/15/03
Authorized Agent	Date		Date

Purchase Order 3H03105

Dated: 01 May 2003

Exhibit A

SCHEDULE

1.0	STATEMENT OF WORK

It should be understood that any time “Seller” is mentioned it is referring to SPACEHAB, Inc., and any time “Buyer” is mentioned it is referring to The Boeing Company.

Seller shall provide, as directed by the Buyer’s Technical Representative (BTR), all labor, transportation, supervision, and materials necessary to furnish engineering, technical and administrative support for Buyer’s internal technical support activities for the International Space Station (ISS) Program.

Seller shall provide support with qualified personnel having Space Station experience to support general tasks, which may include, but not be limited to the following:

•	Conduct Buyer’s approved trade studies

•	Develop Buyer’s approved presentation material including graphics and illustrations

•	Provide Buyer analytical tools/models developed for approved tasks

•	Provide Buyer approve Project Coordination

•	Support Knowledge Capture activities

•	Provide Buyer approved evaluation of existing data such as White papers, Trade Studies, RFP’s and contract generated by NASA and/or contractors

•	Provide Buyer approved evaluation of essential facilities, test beds and support equipment

•	Provide Buyer approved evaluation of current mission requirements and the rational for limitations on the International Space Station

Each set of direction provided by the BTR shall be in the form of a task order similar to Exhibit A-1. Each task order will identify the Supplier Data Requirements Lists (SDRL) and other information as required.

Seller shall be required to provide Buyer with a firm fixed price for each task order requirement as submitted.

2.0	TECHNICAL DIRECTION

A.	Performance of the work under this contract is subject to the written task order provided by the Buyer. “Technical direction” means a directive to the Seller that relates approaches, solutions, designs, or refinements, fills in details or otherwise completes the general description of work or documentation items, shifts emphasis among work areas or tasks, or furnishes similar instruction to the Seller. Technical direction includes requiring studies and pursuit of certain lines of inquiry regarding matters within the general tasks and requirements of this contract as noted above.

Purchase Order 3H03105

Dated: 01 May 2003

B.	The BTR does not have the authority to, and shall not, issue any instruction purporting to be technical direction that –

1)	Constitutes an assignment of additional work outside the scope of this Schedule without revision to the Task Order,

2)	In any manner causes an increase or decrease in the total estimated contract cost, or the time required for contract performance without revision to the Task Order, or

3)	Changes any of the expressed terms, conditions, or specifications of the contract, without revision to this Exhibit, or

4)	Interferes with the Seller’s rights to perform the terms and conditions of the contract.

C.	All technical direction shall be issued in writing by the BTR.

1)	The Seller shall proceed promptly with the performance of technical direction dully issued by the BTR in the manner prescribed by this clause and within the BTR’s authority.

2)	If, in the Seller’s opinion, any instruction or direction by the BTR falls within any of the categories defined in paragraph B. above, the Seller shall not proceed but shall notify the Buyer in writing within 5 working days after receiving such instruction and shall request the Buyer to take action as described in this clause. Upon receiving this notification, the Buyer shall either issue an appropriate task modification within a reasonable time or rescinded in its entirety.

D.	Any action(s) taken by the Seller in response to any direction given by any person other than the Buyer or the BTA shall be at the Seller’s risk.

3.0	TASK ORDERING PROCEDURE

Performance	under this Exhibit A is subject to the following procedure:

A.	Seller shall incur costs under this contract in the performance of task order(s) and/or modifications issued in accordance with this ordering procedure. No other costs are authorized without the express written consent of the Buyer.

B.	From time to time during the term of this contract, the Buyer will issue task orders and/or modifications in writing to Seller, providing specific information on work to be performed within the scope of the contract.

1)	Task orders will contain, at a minimum, the following information:

a)	Signature of the Buyer

b)	Contract number, order number and date

c)	Description of work

d)	Maximum (Not to Exceed) dollar amount authorized (price)

Purchase Order 3H03105

Dated: 01 May 2003

e)	Documentation requirements

f)	Delivery performance schedule

g)	Quality assurance standards, as appropriate

h)	Travel authorized

i)	Any other necessary information

2)	Unless otherwise directed by the Buyer, Seller shall submit the following information for each task order:

a)	Estimated date of commencement of work, and any changes proposed to the schedule of performance

b)	Direct labor hours, by applicable labor category, and the total direct labor hours estimated to complete the task.

c)	The total firm fixed price, where appropriate for completion of the task order, including:

1)	The travel and Material estimates

2)	An estimate for subcontractors and consultants, including the direct labor hours, if applicable.

3)	Each task order shall require Seller to acknowledge receipt and acceptance of the order within five (5) calendar days after receipt. If Seller cannot comply with a task order requirement, Seller shall indicate in its acknowledgment, the changes required before its acceptance. Any differences must be resolved between the parties and the order modified to reflect the agreement.

4.0	BUYER’S REPRESENTATIVES

Notwithstanding anything contained in this Order to the contrary, the parties hereto agree that “Buyer’s Technical Representative” (BTR) or designated alternate is authorized to call for, and is responsible for directing, all within the scope of this Order, the service(s) to be performed hereunder. Seller agrees that while its representatives are at the service(s) location, actions of such representatives while performing said service(s) shall be under the direction and control of BTR. Except as authorized pursuant to the “Changes” clause of this Order, the parties hereto agree that in no event will actions of the BTR result in any adjustment in the terms and provisions of this Order.

For the purposes of this Order, Buyer’s Technical Representatives (BTR) are:

Charles Chassay

The Boeing Company

3700 Bay Area Boulevard

Houston, Texas 77058

Department: J320, Mail Code: HB6-20

Telephone: (281) 244-4245

Purchase Order 3H03105

Dated: 01 May 2003

Alternate Technical Representative:

Ian Falkinham

Department: J320, Mail Code: HB6-20

Telephone: (281) 244-4412

Buyer’s Subcontract Management & Procurement Representative shall be Annette Henson, Department J240, mail stop HB2-30, (281) 226-4371. Seller shall contact Ms. Henson on all contractual issues.

5.0	SELLER’S TECHNICAL REPRESENTATIVE

Buyer’s Technical Representative will coordinate all technical issues with Seller’s Technical Representative, Pete Gadsby, at (713)558-5099.

6.0	PAYMENT AND BILLING

Seller shall submit a firm fixed price for each task order issued under this Basic Ordering Agreement and shall submit invoices upon completion of each task and payment will be made net 30 days upon receipt of invoice.

Exhibit B

Negotiated Terms and Conditions

General Provisions (GP2)(Rev 02/01/2001)

1.	FORMATION OF CONTRACT.

This proposed contract is Buyer’s offer to purchase the goods and services (Services) described in this offer. Acceptance is strictly limited to the terms and conditions included in this offer. Unless specifically agreed to in writing by Buyer’s Authorized Procurement Representative, Buyer objects to, and is not bound by, any term or condition that differs from or adds to this offer. Seller’s commencement of performance or acceptance of this offer in any manner shall conclusively evidence acceptance of this offer as written. In the event Buyer and Seller agree that Seller should begin performance prior to complete agreement on all terms and conditions, Buyer shall incorporate a document detailing Seller’s exceptions (objections and desired wording) into the letter, change or order authorizing Seller to proceed. Such incorporation of Seller’s exceptions shall not indicate Buyer’s agreement with such exceptions, but shall indicate that the specific clauses or articles listed remain subject to negotiation. Buyer and Seller shall in this event negotiate promptly and in good faith to resolve these exceptions. Seller’s commencement of performance or acceptance of this offer in any manner shall conclusively evidence acceptance of this offer as written with the exception of those clauses under negotiation.

2.	SCOPE OF SERVICES.

During the term of this Agreement, Seller shall furnish the Services set forth in the Amendments of this Agreement.

3.	INDEPENDENT CONTRACTOR.

Seller is an independent contractor for all purposes. Seller shall have complete control over the performance of, and the details for accomplishing, the Services. In no event shall Seller or its agents, representatives or employees be deemed to be agents, representatives or employees of Buyer. Seller’s employees shall be paid exclusively by Seller for all services performed. Seller shall comply with all requirements and obligations relating to such employees under federal, state and local law (or foreign law, if applicable). Such compliance shall include, but not be limited to, laws regarding minimum wages, social security, unemployment insurance, federal and state income taxes and workers’ compensation insurance.

4.	STANDARDS.

At any time for acts prohibited by law or regulation, lack of performance, or conduct deemed inappropriate by Buyer or Buyer’s customer, Buyer may require Seller to withdraw the services of any person who has direct contact with Buyer or Buyer customer personnel and require that Seller provide replacements for such persons reasonably satisfactory to Buyer within a reasonable time. In addition to the other indemnification provisions within this contract, Seller specifically agrees to indemnify and hold harmless Buyer from and against any liabilities, claims, charges or suits for alleged losses, costs, damages or expenses arising from Buyer’s reasonable exercise of its rights hereunder. The indemnification in the prior sentence does not apply to indemnification against charges or suits brought by the Federal Government or any state or local government.

5.	WARRANTY.

Seller warrants that all Services performed hereunder shall be performed by employees or agents of Seller who are experienced and skilled in their profession and in accordance with industry standards. Seller further warrants that all Services performed under this contract, at the time of acceptance, shall be free from defects in workmanship and conform to the requirements of this contract. Buyer

Exhibit B

Negotiated Terms and Conditions

shall be free from defects in workmanship and conform to the requirements of this contract. Buyer shall give written notice of any defect or nonconformance to Seller within 45 days from the date of acceptance by Buyer. Seller shall make timely and reasonable efforts, within the scope of the existing contract, to correct or re-perform services as necessary to satisfy the requirements of this contract.

6.	TAXES.

Unless this contract specifies otherwise, the price of this contract includes, and Seller is liable for and shall pay, all taxes, impositions, charges and exactions imposed on or measured by this contract except for applicable sales and use taxes that are separately stated on Seller’s invoice. Prices shall not include any taxes, impositions, charges or exactions for which Buyer has furnished a valid exemption certificate or other evidence of exemption.

7.	INVOICE AND PAYMENT

As compensation for services to be performed by Seller, Buyer shall pay Seller as set forth in this contract. Buyer shall have no liability for any other expenses or costs incurred by Seller. Payment due date, shall be computed from the date of the later of the actual delivery date or the date of receipt of a correct invoice. Payment shall be deemed to have been made on the date the Buyer’s check is mailed or payment is otherwise tendered. Seller shall promptly repay to Buyer any amounts paid in excess of amounts due Seller.

8.	CHANGES

a.	Buyer’s Authorized Procurement Representative may, without notice to sureties and in writing, direct changes within the general scope of this contract in any of the following: (i) technical requirements and descriptions, specifications, statement of work, drawings or designs; (ii) shipment or packing methods; (iii) place of delivery, inspection or acceptance; (iv) reasonable adjustments in quantities or delivery schedules or both; (v) amount of Buyer- furnished property, and, if this contract includes services, (vi) description of services to be performed; (vii) the time of performance (e.g., hours of the day, days of the week, etc.); (viii) place of performance, and (ix) terms and conditions of this contract required to meet Buyer’s obligations under Government prime contracts or subcontracts. Seller shall comply immediately with such direction.

b.	If such change increases or decreases the cost or time required to perform this contract, Buyer and Seller shall negotiate an equitable adjustment in the price or schedule, or both, to reflect the increase or decrease. Buyer shall modify this contract in writing accordingly. Unless otherwise agreed in writing, Seller must assert any claim for adjustment to Buyer’s Authorized Procurement Representative in writing within 25 days and deliver a fully supported proposal to Buyer’s Authorized Procurement Representative within 60 days after Seller’s receipt of such direction. Buyer may, at its sole discretion, consider any claim regardless of when asserted. If Seller’s proposal includes the cost of property made obsolete or excess by the change, Buyer may direct the disposition of the property. Buyer may examine Seller’s pertinent books and records to verify the amount of Seller’s claim. Failure of the parties to agree upon any adjustment shall not excuse Seller from performing in accordance with Buyer’s direction.

c.	If Seller considers that Buyer’s conduct constitutes a change, Seller shall notify Buyer’s Authorized Procurement Representative immediately in writing as to the nature of such

Exhibit B

Negotiated Terms and Conditions

conduct and its effect upon Seller’s performance. Pending direction from Buyer’s Authorized Procurement Representative, Seller shall take no action to implement any such change.

9.	DISPUTES.

Any dispute that arises under or is related to this contract that cannot be settled by mutual agreement of the parties may be decided by a court of competent jurisdiction. Pending final resolution of any dispute, Seller shall proceed with performance of this contract according to Buyer’s instructions so long as Buyer continues to pay amounts not in dispute.

10.	FORCE MAJEURE.

Seller shall not be liable for the excess re-procurement costs pursuant to the “Cancellation for Default” article of this contract incurred by Buyer because of any failure to perform this contract under its terms if the failure arises from causes beyond the control and without the fault or negligence of Seller. Examples of these causes are (a) acts of God or of the public enemy, (b) acts of the Government in either its sovereign or contractual capacity, (c) fires, (d) floods, (e) epidemics, (f) quarantine restrictions, (g) strikes, (h) freight embargoes and (i) unusually severe weather. In each instance, the failure to perform must be beyond the control and without the fault or negligence of Seller. If the delay is caused by a delay of a subcontractor of Seller and if such delay arises out of causes beyond the reasonable control of both, and without the fault or negligence of either, Seller shall not be liable for excess costs unless the goods or services to be furnished by the subcontractor were obtainable from other sources in sufficient time to permit Seller to meet the required delivery schedules. Seller shall notify Buyer in writing within 10 days after the beginning of any such cause.

11.	TERMINATION FOR CONVENIENCE

Buyer reserves the right to terminate this contract, or any part hereof, for its sole convenience. In the event of such termination, Seller shall immediately cease all work hereunder and shall immediately cause any and all of its suppliers and subcontractors to cease work. In case of termination for convenience by Buyer of all or any part of this contract, Seller may submit a claim to Buyer within 60 days after the effective date of termination. In no event shall Buyer be obligated to pay Seller any amount in excess of the contract price. The provisions of this article shall not limit or affect the right of Buyer to cancel this contract for default.

12.	CANCELLATION FOR DEFAULT

a.	Buyer may, by written notice to Seller, cancel all or part of this contract (i) if Seller fails to deliver the Services within the time specified by this contract or any written extension; (ii) if Seller fails to perform any other provision of this contract or fails to make progress, so as to endanger performance of this contract, and, in either of these two circumstances, does not cure the failure within 10 days after receipt of notice from Buyer specifying the failure; or (iii) in the event of Seller’s bankruptcy, suspension of business, insolvency, appointment of a receiver for Seller’s property or business, or any assignment, reorganization or arrangement by Seller for the benefit of its creditors.

b.	Seller shall continue work not canceled.

13.	ASSIGNMENT, DELEGATION AND SUBCONTRACTING

Seller shall not assign any of its rights or interest in this contract or subcontract all or substantially all of its performance of this contract without Buyer’s prior written consent. Seller shall not delegate any of its duties or obligations under this contract. Seller may assign its right to monies due or to

Exhibit B

Negotiated Terms and Conditions

become due. No assignment, delegation or subcontracting by Seller, with or without Buyer’s consent, shall relieve Seller of any of its obligations under this contract or prejudice any of Buyer’s rights against Seller whether arising before or after the date of any assignment. This article does not limit Seller’s ability to purchase standard commercial supplies or raw materials.

14.	INDEMNIFICATION, INSURANCE AND PROTECTION OF PROPERTY

a.	Indemnification Negligence of Seller or Subcontractor. Seller shall indemnify and hold harmless The Boeing Company, its subsidiaries, and their directors, officers, employees and agents from and against all actions, causes of action, liabilities, claims, suits, judgments, liens, awards and damages of any kind and nature whatsoever for property damage, personal injury or death (including without limitation injury to or death of employees of Seller or any subcontractor thereof) and expenses, costs of litigation and counsel fees related thereto or incident to establishing the right to indemnification, arising out of or in any way related to this contract, the performance thereof by Seller or any subcontractor thereof or other third parties, including, without limitation, the provision of services, personnel, facilities, equipment, support, supervision or review. The foregoing indemnity shall apply only to the extent of the negligence of Seller, any subcontractor thereof or their respective employees. In no event shall Seller’s obligations hereunder be limited to the extent of any insurance available to or provided by Seller or any subcontractor thereof. Seller expressly waives any immunity under industrial insurance, whether arising out of statute or source, to the extent of the indemnity set forth in this paragraph (a).

b.	Commercial General Liability. If Seller or any subcontractor thereof will be performing work on Buyer’s premises, Seller shall carry and maintain, and ensure that all subcontractors thereof carry and maintain, throughout the period when work is performed and until final acceptance by Buyer, Commercial General Liability insurance with available limits of not less than one million dollars ($1,000,000) per occurrence for bodily injury and property damage combined. Such insurance shall contain coverage for all premises and operations, broad form property damage, contractual liability (including, without limitation, that specifically assumed under paragraph (a) herein) and goods and completed-operations insurance with limits of not less than one million dollars ($1,000,000) per occurrence for a minimum of 24 months after final acceptance of the work by Buyer. Such insurance shall not be maintained on a per-project basis unless the respective Seller or subcontractor thereof does not have blanket coverage.

c.	Automobile Liability. If licensed vehicles will be used in connection with the performance of the work, Seller shall carry and maintain, and ensure that any subcontractor thereof who uses a licensed vehicle in connection with the performance of the work carries and maintains, throughout the period when work is performed and until final acceptance by Buyer, Business Automobile Liability insurance covering all vehicles, whether owned, hired, rented, borrowed or otherwise, with available limits of not less than one million dollars ($1,000,000) per occurrence combined single limit for bodily injury and property damage.

d.	Workers’ Compensation. Throughout the period when work is performed and until final acceptance by Buyer, Seller shall, and ensure that any subcontractor thereof shall, cover or maintain insurance in accordance with the applicable laws relating to Workers’ Compensation with respect to all of their respective employees working on or about Buyer’s premises. If Buyer is required by any applicable law to pay any Workers’ Compensation premiums with respect to an employee of Seller or any subcontractor, Seller shall reimburse Buyer for such payment.

Exhibit B

Negotiated Terms and Conditions

e.	Certificates of Insurance. Prior to commencement of the work, Seller shall provide for Buyer’s review and approval certificates of insurance reflecting full compliance with the requirements set forth in paragraphs (b) Commercial General Liability, (c) Automobile Liability and (d) Workers’ Compensation. Such certificates shall be kept current and in compliance throughout the period when work is being performed and until final acceptance by Buyer, and shall provide for 30 days advance written notice to Buyer in the event of cancellation. Failure of Seller or any subcontractor thereof to furnish certificates of insurance, or to procure and maintain the insurance required herein or failure of Buyer to request such certificates, endorsements or other proof of coverage shall not constitute a waiver of Seller’s or subcontractor’s obligations hereunder.

f.	Self-Assumption. Any self-insured retention, deductibles and exclusions in coverage in the policies required under this article shall be assumed by, for the account of and at the sole risk of Seller or the subcontractor which provides the insurance and to the extent applicable shall be paid by such Seller or subcontractor. In no event shall the liability of Seller or any subcontractor thereof be limited to the extent of any of the minimum limits of insurance required herein.

g.	Protection of Property. Seller assumes, and shall ensure that all subcontractors thereof and their respective employees assume, the risk of loss or destruction of or damage to any property of such parties whether owned, hired, rented, borrowed or otherwise. Seller waives, and shall ensure that any subcontractor thereof and their respective employees waive, all rights of recovery against Buyer, its subsidiaries and their respective directors, officers, employees and agents for any such loss or destruction of or damage to any property of Seller, any subcontractor or their respective employees.

h.	At all times Seller shall, and ensure that any subcontractor thereof shall, use suitable precautions to prevent damage to Buyer’s property. If any such property is damaged by the fault or negligence of Seller or any subcontractor thereof, Seller shall, at no cost to Buyer, promptly and equitably reimburse Buyer for such damage or repair or otherwise make good such property to Buyer’s satisfaction. If Seller fails to do so, Buyer may do so and recover from Seller the cost thereof.

15.	Reserved

16.	ACCESS TO PLANTS AND PROPERTIES

Seller shall comply with all the rules and regulations established by Buyer for access to and activities in and around premises controlled by Buyer or Buyer’s customer.

17.	Reserved

18.	PATENT, TRADEMARK AND COPYRIGHT INDEMNITY

Seller will indemnify, defend and hold harmless Buyer and its customer from all claims, suits, actions, awards (including, but not limited to, awards based on intentional infringement of patents known at the time of such infringement, exceeding actual damages and/or including attorneys’ fees and/or costs), liabilities, damages, costs and attorneys’ fees related to the actual or alleged infringement of any United States or foreign intellectual property right (including, but not limited to, any right in a patent, copyright, industrial design or semiconductor mask work, or based on misappropriation or wrongful use of information or documents) and arising out of the manufacture, sale or use of Seller’s products by either Buyer or its customer. Buyer and/or its customer will duly

Exhibit B

Negotiated Terms and Conditions

notify Seller of any such claim, suit or action; and Seller will, at its own expense, fully defend such claim, suit or action on behalf of indemnities. Seller will have no obligation under this article with regard to any infringement arising from (a) Seller’s compliance with formal specifications issued by Buyer where infringement could not be avoided in complying with such specifications or (b) use or sale of goods in combination with other items when such infringement would not have occurred from the use or sale of those goods solely for the purpose for which they were designed or sold by Seller. For purposes of this article only, the term Buyer will include The Boeing Company and all Boeing subsidiaries and all officers, agents and employees of Boeing or any Boeing subsidiary.

19.	CONFIDENTIAL, PROPRIETARY AND TRADE SECRET INFORMATION AND MATERIALS

Buyer and Seller shall each keep confidential and protect from unauthorized use and disclosure all (a) confidential, proprietary and/or trade secret information; (b) tangible items containing, conveying or embodying such information; and (c) tooling identified as being subject to this clause and obtained, directly or indirectly, from the other in connection with this contract or other agreement referencing this contract (collectively referred to as “Proprietary Information and Materials”). Buyer and Seller shall each use Proprietary Information and Materials of the other only in the performance of and for the purpose of this contract Buyer shall have the right to use, disclose and reproduce Seller’s Proprietary Information and Materials, and make derivative works thereof, for the purposes of testing, certification, use, sale or support of any product delivered under this contract. Any such use, disclosure, reproduction or derivative work by Buyer shall, whenever appropriate, include a restrictive legend suitable for the particular circumstances. The restrictions on disclosure or use of Proprietary Information and Materials by Seller shall apply to all materials derived by Seller or others from Buyer’s Proprietary Information and Materials. Upon Buyer’s request at any time, and in any event upon the completion, termination or cancellation of this contract, Seller shall return to Buyer all of Buyer’s Proprietary Information and Materials and all materials derived there from, unless specifically directed otherwise in writing by Buyer. Seller shall not, without the prior written authorization of Buyer, sell or otherwise dispose of (as scrap or otherwise) any parts or other materials containing, conveying, embodying or made in accordance with or by reference to any Proprietary Information and Materials of Buyer. Prior to disposing of such parts or other materials as scrap, Seller shall render them unusable. Buyer shall have the right to audit Seller’s compliance with this article. Seller may disclose Proprietary Information and Materials of Buyer to its subcontractors as required for the performance of this contract, provided that each such subcontractor first agrees in writing to the same obligations imposed upon Seller under this article relating to Proprietary Information and Materials. Seller shall be liable to Buyer for any breach of such obligation by such subcontractor. The provisions of this article are effective in lieu of any restrictive legends or notices applied to Proprietary Information and Materials. The provisions of this article shall survive the performance, completion, termination or cancellation of this contract.

20.	PUBLICITY

Without Buyer’s prior written approval, Seller shall not, and shall require that its subcontractors at any tier shall not, release any publicity, advertisement, news release or denial or confirmation of same regarding this contract or the Services or program to which it pertains. Seller shall be liable to Buyer for any breach of such obligation by any subcontractor.

Exhibit B

Negotiated Terms and Conditions

21.	EVIDENCE OF CITIZENSHIP OR IMMIGRANT STATUS

Buyer may be required to obtain information concerning citizenship or immigrant status of Seller’s personnel or Seller’s subcontractor personnel entering the premises of Buyer. Seller agrees to furnish this information before commencement of work and at any time thereafter before substituting or adding new personnel to work on Buyer’s premises. Information submitted by Seller shall be certified by an authorized representative of Seller as being true and correct.

22.	GRATUITIES

Seller warrants that neither it nor any of its employees, agents or representatives have offered or given, or will offer or give, any gratuities to Buyer’s employees, agents or representatives for the purpose of securing this contract or securing favorable treatment under this contract.

23.	Reserved

24.	Reserved

25.	RIGHTS AND REMEDIES

Any failures, delays or forbearances of either party in insisting upon or enforcing any provisions of this contract, or in exercising any rights or remedies under this contract, shall not be construed as a waiver or relinquishment of any such provisions, rights or remedies; rather, the same shall remain in full force and effect. Except as otherwise limited in this contract, the rights and remedies set forth herein are cumulative and in addition to any other rights or remedies that the parties may have at law or in equity. If any provision of this contract is or becomes void or unenforceable by law, the remainder shall be valid and enforceable.

26.	COMPLIANCE WITH LAWS

Seller shall comply with all applicable statutes and government rules, regulations and orders, including those pertaining to United States Export Controls.

27.	GOVERNING LAW

This contract shall be governed by and construed in accordance with the laws of the state of Washington. No consideration shall be given to Washington’s conflict of laws rules. This contract excludes the application of the 1980 United Nations Convention on Contracts for the International Sale of Goods.

28.	Reserved

29.	PACKING AND SHIPPING

a.	Seller shall pack the materials to prevent damage and deterioration. Seller shall comply with carrier tariffs. Unless this contract specifies otherwise, the price includes shipping charges for materials sold F.O.B. destination. Unless otherwise specified in this contract, materials sold F.O.B. place of shipment shall be forwarded collect. Seller shall make no declaration concerning the value of the materials shipped except on the materials where the tariff rating is dependent upon released or declared value. In such event, Seller shall release or declare such value at the maximum value within the lowest rating. Buyer may charge Seller for damage to or deterioration of any materials resulting from improper packing or packaging.

b.

Unless this contract specifies otherwise, Seller will ship the materials in accordance with the following instructions: (i) Shipments by Seller or its subcontractors must include packing sheets containing Buyer’s contract number, line item number, description and quantity of

Exhibit B

Negotiated Terms and Conditions

materials shipped, part number or size, if applicable, and appropriate evidence of inspections. A shipment containing hazardous and non-hazardous materials must have separate packing sheets for the hazardous and non-hazardous materials. Seller shall not include vermiculite or other hazardous substance in any packing material included with the Goods. Items shipped on the same day will be consolidated on one bill of lading or airbill unless Buyer’s Authorized Procurement Representative authorizes otherwise. The shipping documents will describe the material according to the applicable classification and/or tariff. The total number of shipping containers will be referenced on all shipping documents. Originals of all Government bills of lading will be surrendered to the origin carrier at the time of shipment. (ii) Seller will not insure any FOB origin shipment unless authorized by Buyer. (iii) Seller will label each shipping container with the contract number and the number that each container represents of the total number being shipped (e.g., box 1 of 2, box 2 of 2). (iv) Buyer will select the carrier and mode of transportation for all shipments where freight costs will be charged to Buyer. (v) Seller will include copies of documentation supporting prepaid freight charges (e.g., carrier invoices or UPS shipping log/manifest), if any, with its invoices. (vi) If Seller is unable to comply with the shipping instructions in this contract, Seller will contact Buyer’s Traffic Management Department referenced elsewhere in this contract or Buyer’s Authorized Procurement Representative.

30.	Reserved

31.	Reserved

32.	Reserved

33.	ACCEPTANCE

Buyer shall accept the Services or give Seller written notice of rejection within 45 days after delivery, unless otherwise stated in the purchase order, notwithstanding any payment or prior test or inspection. No inspection, test, delay or failure to inspect or test or failure to discover any defect or other nonconformance shall relieve Seller of any of its obligations under this contract or impair any rights or remedies of Buyer or Buyer’s customers.

34.	REJECTION

a.	If Seller delivers nonconforming Services, Buyer may require Seller to promptly correct or replace the nonconforming Services.

b.	Seller shall not redeliver corrected or rejected Services without disclosing the former rejection or requirement for correction. Seller shall disclose any corrective action taken. All repair, replacement and other correction and redelivery shall be completed within the original delivery schedule or such later time as Buyer may reasonably direct.

35.	SELLER NOTICE OF DISCREPANCIES

Seller shall immediately notify Buyer in writing when discrepancies in Seller’s process or materials are discovered or suspected which may affect the Services delivered or to be delivered under this contract.

Exhibit B

Negotiated Terms and Conditions

36.	SCHEDULE

a.	Seller shall strictly adhere to the shipment or delivery schedules specified in this contract. In the event of any anticipated or actual delay, Seller shall promptly notify Buyer in writing of the reasons for the delay.

b.	Seller may deliver Services prior to the scheduled delivery date(s) unless otherwise directed by Buyer.

37.	SUSPENSION OF WORK

a.	Buyer’s Authorized Procurement Representative may, by written order, suspend all or part of the work to be performed under this contract for a period not to exceed 100 days. Within such period of any suspension of work, Buyer shall (i) cancel the suspension of work order; (ii) terminate this contract in accordance with the “Termination for Convenience” article of this contract; (iii) cancel this contract in accordance with the “Cancellation for Default” article of this contract; or (iv) extend the stop work period.

b.	Seller shall resume work whenever a suspension is canceled. Buyer and Seller shall negotiate an equitable adjustment in the price or schedule or both if (i) this contract is not canceled or terminated; (ii) the suspension results in a change in Seller’s cost of performance or ability to meet the contract delivery schedule; and (iii) Seller submits a claim for adjustment within 20 days after the suspension is canceled.

38.	ENTIRE AGREEMENT

This contract contains the entire agreement of the parties and supersedes any and all prior agreements, understandings and communications between Buyer and Seller related to the subject matter of this contract. No amendment or modification of this contract shall bind either party unless it is in writing and is signed by Buyer’s Authorized Procurement Representative and an authorized representative of Seller.

BOEING CORPORATE CREDIT OFFICE

The Boeing Corporate Credit Office shall obtain Seller’s financial data made available through the Securities and Exchange Commission (SEC) via 10-Q and 10-K reporting requirements. In the event that Seller is no longer required to file forms 10-Q and 10-K with the SEC, Seller shall provide the same financial data, on a quarterly basis, as requested by the Boeing Corporate Credit Office. In the event of deterioration in Supplier’s financial condition or performance, supplementary financial data required to assess the level of risk may be requested by the Boeing Corporate Credit Office. This type of business data typically includes - but is not always limited to - schedules of accounts receivable and payable, major lines of credit, creditors, firm backlog and projected operating results. Copies of information that is prepared in the Seller’s normal course of business will be made available within 5 business days of any written request by Boeing’s Corporate Credit Office or upon their completion if that timeframe is greater than 5 business days. Information that is not prepared in the normal course of business will be made available within 10 working days of any written request. Boeing shall treat all such information as confidential.

Exhibit B

Negotiated Terms and Conditions

General Terms and Conditions 863. - Additional General Provisions (Fixed Price Services Contract)

The following terms and conditions are in addition to the terms and conditions in GP2, The Boeing Company General Provisions (Fixed Price Services Contract). In some cases, they modify or supplement terms and conditions with the same or similar titles as in GP2.

1.	INSPECTIONS

Seller will keep records evidencing inspections, if required, and their results and will make these records available to buyer and the Government, where applicable, during contract performance and for four years after final payment. This requirement, if applicable, will be identified in each request for proposal, and specifically stated in the resultant Amendment to this Agreement.

2.	INVOICE AND PAYMENT

For each shipment of materials or completed item of services, Seller will submit an original invoice marked “Original” and one copy marked “Copy” to Buyer’s appropriate Accounts Payable.

3.	Reserved

4.	Reserved

5.	SUBCONTRACTING

(A) Seller agrees that no subcontract placed under this contract will provide for payment on a cost-plus-a-percentage-of-cost basis.

6.	SHIPPING INSTRUCTIONS

Seller will ship the goods in accordance with the instructions set forth below and the specific routing terms incorporated in this contract.

(A) Buyer’s contract number will be referenced on all shipping documents.

(B) Notwithstanding article 3(b)(v) in GP1, “Prepay and Add” is not authorized.

(C) Third Party/Direct Shipments must adhere to the instructions set forth herein and, if Buyer is responsible for the freight costs, must be shipped “Third Party Collect” to Buyer.

(D) Seller will contact Buyer’s Traffic Management Department referenced elsewhere in this contract or Buyer’s Authorized Procurement Representative prior to shipping the following types of shipments:

(i)	Classified Shipments

(ii)	Electronics

(iii)	Shipments of hazardous materials, including explosives

(iv)	Oversize shipments

(v)	Refrigeration shipments

(vi)	Shipments exceeding 1000 pounds in gross weight

(vii)	Shipments requiring special handling or equipment (i.e., air ride equipment, fragile items, heavy haul trailers, etc.)

(viii)	Same-day or courier deliveries

Exhibit B

Negotiated Terms and Conditions

(ix)	Counter-to-counter airfreight

(x)	Truckload shipments

(E) Reserved

(F) Seller will contact Buyer’s Traffic Management Department referenced elsewhere in this contract or Buyer’s Authorized Procurement Representative with inquiries or requests for special instructions.

7.	REPRESENTATIONS AND CERTIFICATIONS

This article includes representations and certifications that Buyer generally is required to obtain from Seller in order to comply with various provisions of its Government contracts. They have been stated in such a way as to allow Seller’s acceptance of this contract to serve as representations and certifications that will present no bar to Buyer’s award of this contract. If, upon receipt of a solicitation that precedes a contract that will incorporate these terms and conditions, Seller believes it is not prepared to make these representations and certifications, it will so notify Buyer as part of its response to the solicitation.

By the acceptance of this order, Seller makes the following representations and certifications:

(A) Certification of Non-segregated Facilities

(i)	“Segregated facilities,” as used in this provision, means any waiting rooms, work areas, rest rooms and wash rooms, restaurants and other eating areas, time clocks, locker rooms and other storage or dressing areas, parking lots, drinking fountains, recreation or entertainment areas, transportation, and housing facilities provided for employees, that are segregated by explicit directive or are in fact segregated on the basis of race, color, religion, or national origin because of habit, local custom, or otherwise.

(ii)	Seller certifies that it does not and will not maintain or provide for its employees any segregated facilities at any of its establishments, and that it does not and will not permit its employees to perform their services at any location under its control where segregated facilities are maintained. The Seller agrees that a breach of this certification is a violation of the Equal Opportunity clause in the contract.

(iii)	Seller further agrees that (except where it has obtained identical certifications from proposed subcontractors for specific time periods) it will –

(a)	Obtain identical certifications from proposed subcontractors before the award of contracts under which the subcontractor will be subject to the Equal Opportunity clause;

(b)	Retain the certifications in the files; and

(c)	Forward the following notice to the proposed subcontractors (except if the proposed subcontractors have submitted identical certifications for specific time periods).

Notice to Proposed Subcontractors of Requirement for Certifications of Non-segregated Facilities. A Certification of Non-segregated Facilities must be submitted before the award of a subcontract under which the subcontractor will be subject to the Equal Opportunity clause. The certification may be submitted either for each subcontract or for all subcontracts during a period (i.e., quarterly, semiannually, or annually).

NOTE: The penalty for making false statements in bids is prescribed in 18 U.S.C. 1001.

Exhibit B

Negotiated Terms and Conditions

(B) Previous Contracts and Compliance Reports

Seller represents that:

(i)	It has participated in a previous contract or subcontract subject to the Equal Opportunity clause of this solicitation, the clause originally contained in Section 301 of Executive Order No. 10925, or the clause contained in Section 201 of Executive Order No. 11114.

(ii)	It has filed all Compliance Reports.

(iii)	Representations indicating submission of required compliance reports, signed by proposed subcontractors, will be obtained.

(C) Affirmative Action Compliance (applicable if Seller has 50 or more employees)

Seller represents that:

(i)	If required to do so by the rules and regulations of the Secretary of Labor (41 CFR 60-1 and 60-2), it has developed and has on file a written Affirmative Action Compliance Program at each of its establishments, or

(ii)	In the event such a program does not presently exist, and this contract is for $50,000 or more, that it will develop and place in operation such a written Affirmative Action Compliance Program within 120 days from the award of this contract.

(D) Certification Regarding Debarment, Suspension, Proposed Debarment, and Other Responsibility Matters

Seller certifies that, to the best of its knowledge and belief, it is not presently debarred, suspended, proposed for debarment, or ineligible from entering into contracts with the Executive Branch of the Federal Government.

(E) Clean Air and Water Certification

(i)	Seller certifies that at the time it submitted its proposal none of the facilities to be used in the performance of this contract were listed on the Environmental Protection Agency (EPA) List of Violating Facilities.

(ii)	Seller further certifies that subsequent to submittal of its proposal and prior to award of this contract it has not received any communication from the Administrator, or a designee, of the EPA, indicating that any facility that Seller proposes to use for the performance of this contract is under consideration to be listed on the EPA List of Violating Facilities

(iii)	Seller will include a certification substantially the same as this certification, including this paragraph (iii), in every nonexempt subcontract.

8.	Reserved

9.	Reserved

Exhibit B

Negotiated Terms and Conditions

NOTE: ARTICLES 10 THROUGH 12 APPLY ONLY IF THIS CONTRACT REQUIRES SELLER TO WORK ON FACILITIES OWNED OR CONTROLLED BY BUYER OR BUYER’S CUSTOMERS.

10.	SECURITY

All employees, agents, and representatives of Seller or its subcontractors who are expected to enter premises owned or controlled by Buyer or the Government may, at Buyer’s discretion, be required to provide Buyer’s Security personnel birth certificates and/or other evidence of citizenship satisfactory to Buyer before being allowed within any restricted area. All such employees, agents, and representatives are bound by the provisions of the United States Criminal Code relating to espionage and sabotage and will conform to the standards and requirements established by the Government and Buyer’s Security. The name, social security number, and birth certificate and/or other satisfactory evidence of citizenship of each such employee, agent, or representative will be submitted by Seller, if requested by Buyer, prior to the time for reporting to work. Selected positions and assignments of Seller’s employees may require a security clearance.

11.	SAFEGUARDS

If this contract requires work to be performed on property owned or controlled by Buyer or the Government, Seller will provide suitable and adequate protection of the work, property adjacent to the work, and persons in the immediate vicinity of the work.

12.	BADGING REQUIREMENTS FOR FOREIGN PERSONS

(A) An employee of Seller who is not a U.S. citizen and does not have a permanent-resident-alien “green” card on his or her person may not be admitted to Buyer’s or Buyer’s customer’s facilities for purposes of performing work without special arrangements.

(B) If foreign persons are to be used for work at Buyer’s or Buyer’s customer’s facilities, advance notice must be provided to Buyer’s Authorized Procurement Representative at least three weeks prior to the scheduled need for access to Buyer’s or Buyer’s customer’s facilities.

(C) The following specific information must be provided for each such foreign national:

(i)	Complete name and address of employee

(ii)	Company name and address

(iii)	Contract number

(iv)	Detailed description of employee’s duties

(v)	Nationality

(vi)	Date and place of birth (country of origin)

(vii)	Passport number and expiration date

(viii)	Employment authorization and/or work permit number issued by the Immigration and Naturalization Service

(ix)	Access requirements (i.e., facility locations, building number(s), controlled access areas, automated information systems, etc.)

(x)	Duration of need for access to Buyer’s or Buyer’s customer’s facilities.

(D) Buyer’s Authorized Procurement Representative will make arrangements for appropriate badging for Seller’s foreign national employees, or will notify Seller if unescorted access is denied or delayed.

Exhibit B

Negotiated Terms and Conditions

(E) Seller agrees that it will not employ for the performance of work at Buyer’s or Buyer’s customer’s facilities any individuals who are not legally authorized to work in the United States.

(F) Nothing in this clause shall be construed as requiring or encouraging violation of the labor laws of the United States, including without limitation, those pertaining to equal employment opportunity.

13.	Reserved

949. Government Flow Downs (9/20/01)

(a) FAR CLAUSES

The following contract clauses are incorporated by reference from the Federal Acquisition Regulation and apply to the extent indicated. Unless provided for elsewhere in this contract, only subparagraphs (22), (23), (24), and (389) of this paragraph (a) shall apply to any portion of this contract that is for commercial items or commercial components, as those terms are defined at FAR 52.202-1. In all of the following clauses, unless otherwise indicated, “Government” and “Contracting Officer” shall mean Buyer, “Contractor” and “Offeror” shall mean Seller, and all reference to “disputes”, the “disputes clause”, or the “Contract Disputes Act” shall be references to the Disputes clause of the General Provisions of this contract.

(22) 52.222-26 Equal Opportunity (FEB 1999) [subparagraphs (b)(l) through (11) only.] In accordance with FAR 22.807(b)(2), this clause does not apply to work performed outside the United States by employees who were not recruited within the United States. In accordance with FAR 22.801, United States means the several states, the District of Columbia, the Virgin Islands, the Commonwealth of Puerto Rico, Guam, American Samoa, the Commonwealth of the Northern Mariana Islands, and Wake Island.

(23) 52.222-35 Affirmative Action for Special Disabled and Vietnam Era Veterans (APR 1998). This clause applies only if this contract is for $10,000 or more. In accordance with FAR 22.1308(a)(l)(i), this clause does not apply to work performed outside of the United States by employees recruited outside of the United States. United States includes the States, the District of Columbia, the Virgin Islands, the Commonwealth of Puerto Rico, and Guam.

(24) 52.222-36 Affirmative Action for Handicapped Workers (JUN 1998). This clause applies only if this contract exceeds $10,000. In accordance with FAR 22.1408(a)(l), this clause does not apply to work performed outside the United States by employees recruited outside of the United States. United States includes the several states, the District of Columbia, the Virgin Islands, the Commonwealth of Puerto Rico, Guam, American Samoa, the Commonwealth of the Northern Mariana Islands, and Wake Island.

(39) 52.244-6 Subcontracts for Commercial Items and Commercial Components (OCT 1998)

Exhibit B

Negotiated Terms and Conditions

(b) NASA FAR SUPPLEMENT CLAUSES

The following contract clauses are incorporated by reference from the National Aeronautics and Space Administration Federal Acquisition Regulation Supplement and apply to the extent indicated. Unless provided for elsewhere in this contract, only subparagraphs (8), (10) and (12) of this paragraph (b) shall apply to any portion of this contract that is for commercial items or commercial components, as those terms are defined at FAR 52.202-1. In all of the following clauses, unless otherwise indicated, “Government” and “Contracting Officer” shall mean Buyer, and “Contractor” and “Offeror” shall mean Seller, and all reference to “disputes”, the “disputes clause”, or the “Contract Disputes Act” shall be references to the Disputes clause of the General Provisions of this contract.

(10) 18-52.227-86 Commercial Computer Software Licensing (DEC 1987). This clause only applies if technical data or computer software will be generated or delivered.

(12) 18-228-76 Cross Waiver of Liability for Space Station Activities (SEP 1993). For the purposes of NASA clause 18-52.228-76 “Cross-Waiver of Liability for Space Station Activities”, Russia shall be considered a “Partner State” even though they have not yet signed the International Governmental Agreement (IGA) since Russia has agreed to a Space Station cross-waiver of liability under the Interim Agreement for Space Station between the United States and Russia, dated June 23, 1994. This clause applies only if this contract exceeds $100,000.

(c) MANNED SPACE FLIGHT ITEM (JFS 18-52.246-73) (OCT 1986)

The Supplier shall include the following statement in all subcontracts and purchase orders placed by it in support of this contract, without exception as to amount or subcontract level:

“FOR USE IN HUMAN SPACE FLIGHT; MATERIALS, MANUFACTURING, AND WORKMANSHIP OF HIGHEST QUALITY STANDARDS ARE ESSENTIAL TO ASTRONAUT SAFETY.

IF YOU ARE ABLE TO SUPPLY THE DESIRED ITEM WITH A HIGHER QUALITY THAN THAT OF THE ITEMS SPECIFIED OR PROPOSED, YOU ARE REQUESTED TO BRING THIS FACT TO THE IMMEDIATE ATTENTION OF THE PURCHASER.”

(e) HAZARDOUS MATERIAL IDENTIFICATION AND MATERIAL SAFETY DATA (ALTERNATE I) (NOV 1991)

This clause applies only if hazardous or toxic materials or chemicals are to be delivered under this contract.

(1) “Hazardous material”, as used in this clause, includes any material defined as hazardous under the latest version of Federal Standard No. 313 (including revisions adopted during the term of the contract).

(2) The offeror must list any hazardous material, as defined in paragraph (a) of this clause, to be delivered under this contract. The hazardous material shall be properly identified and include any applicable identification number, such as National Stock Number or Special Item Number.

Exhibit B

Negotiated Terms and Conditions

This information shall also be included on the Material Safety Data Sheet submitted under this contract.

(3) The apparently successful offeror, by acceptance of the contract, certifies that the list in paragraph (b) of this clause is complete. This list must be updated during performance of the contract whenever the Contractor determines that any other material to be delivered under this contract is hazardous.

(4) The apparently successful offeror agrees to submit, for each item as required prior to award, a Material Safety Data Sheet, meeting the requirements of 29 CFR 1910.1200(g) and the latest version of Federal Standard No. 313, for all hazardous material identified in paragraph (b) of this clause. Data shall be submitted in accordance with Federal Standard No. 313, whether or not the apparently successful offeror is the actual manufacturer of these items. Failure to submit the Material Safety Data Sheet prior to award may result in the apparently successful offeror being considered non-responsible and ineligible for award.

(5) If, after award, there is a change in the composition of the item(s) or a revision to Federal Standard No. 313, which renders incomplete or inaccurate the data submitted under paragraph (d) of this clause or the certification submitted under paragraph (c) of this clause, the Contractor shall promptly notify the Contracting Officer and resubmit the data.

(6) Neither the requirements of this clause nor any act or failure to act by the Government shall relieve the Contractor of any responsibility or liability for the safety of Government, Contractor, or subcontractor personnel or property.

(7) Nothing contained in this clause shall relieve the Contractor from complying with applicable Federal, State, and local laws, codes, ordinances, and regulations (including the obtaining of licenses and permits) in connection with hazardous material.

(8) The Government’s rights in data furnished under this contract with respect to hazardous material are as follows:

(A) To use, duplicate and disclose any data to which this clause is applicable. The purposes of this right are to—

(i) Apprise personnel of the hazards to which they may be exposed in using, handling, packaging, transporting, of disposing of hazardous materials;

(ii) Obtain medical treatment for those affected by the material; and

(iii) Have others use, duplicate, and disclose the data for the Government for these purposes.

(B) To use, duplicate, and disclose data furnished under this clause, in accordance with subparagraph (h)(1) of this clause, in precedence over any other clause of this contract providing for rights in data.

Exhibit B

Negotiated Terms and Conditions

(C) The Government is not precluded from using similar or identical data acquired from other sources.

(9) Except as provided in paragraph (i)(2), the Contractor shall prepare and submit a sufficient number of Material Safety Data Sheets (MSDS), meeting the requirements of 29 CFR 1910.1200(g) and the latest version of Federal Standard No. 313, for all hazardous materials identified in paragraph (b) of this clause.

(A) For items shipped to consignees, the Contractor shall include a copy of the MSDS with the packing list or other suitable shipping document that accompanies each shipment. Alternatively, the Contractor is permitted to transmit MSDS to consignees in advance of receipt of shipments by consignees, if authorized in writing by the Contracting Officer.

(B) For items shipped to consignees identified by mailing address as agency depots, distribution centers or customer supply centers, the Contractor shall provide one copy of the MSDS in or on each shipping container. If affixed to the outside of each container, the MSDS must be placed in a weather resistant envelope.

(g) EXPORT OF TECHNICAL DATA, COMPUTER SOFTWARE, OR HARDWARE IN THE CONDUCT OF SPACE STATION RELATED ACTIVITIES

This clause applies under the conditions specified in paragraph 5.

(1) During the conduct of Space Station related activities, including Shuttle/Mir activities, NASA may have a need to deliver, disclose, or transfer to a foreign entity or person (“export”) technical data, computer software, or hardware developed, used, or required to be delivered by the Contractor in the performance of this contract. When such a need arises, NASA or the Buyer may exercise the applicable exemptions, general licenses, existing NASA export licenses or other approvals available to a Federal agency under the U.S. export control laws, and may effect the export of such technical data, computer software, or hardware for NASA or the Buyer by direction to the Seller.

(2) When directed in writing by the Contracting Officer, or designated representative, or the Buyer’s Authorized Purchasing Representative, the Seller, acting as an agent of NASA for the purposes of export control, shall export on behalf of NASA specifically identified technical data, computer software, or hardware to a named foreign entity or person, in the manner and under the conditions provided for in the direction.

(3) Any export made in accordance with this clause shall be limited to only that technical data, computer software, and hardware which NASA or the Buyer’s Authorized Purchasing Representative specifically identifies and authorizes the Seller to export, in the manner and under the conditions provided in the authorization. All other exports of technical data, computer software and hardware by the Contractor, whether related to the performance of this contract or otherwise, are subject to the applicable requirements of the U.S. export control laws and regulations.

Exhibit B

Negotiated Terms and Conditions

(4) Nothing contained in this clause shall affect the protection or allocation of rights to technical data or computer software between Buyer and Seller or any Seller lower tier subcontractors as provided for in this subcontract or subcontract hereunder; nor shall this clause imply any license or affect the scope of any license otherwise granted to the Government or the Buyer or the recipient of the transferred or disclosed technical data or computer software.

(5) The Seller agrees to include this clause in all subcontracts at any tier (suitably modified to reflect the relationship of the parties), the performance of which may require the development, delivery, or use of technical data, computer software, or hardware. If there is any question as to such a need by the Seller or a prospective lower tier subcontractor, the Seller shall promptly notify the Buyer’s Authorized Purchasing Representative, and not proceed with subcontract award without further instruction.

(6) When this clause is included in a subcontract, the Buyer and Seller agree that any direction given by the Contracting Officer or designated representative or by the Buyer’s Authorized Representative to the Seller under this clause will be given by the Seller to a Seller lower tier subcontractor when required to effect the export for NASA in accordance with this clause.

(o) PRECEDENCE

(1) If the various parts of this contract are inconsistent, the following order of precedence will apply: (i) terms and conditions on the face of the purchase order, contract, or agreement, (ii) this clause 949, (iii) special terms and conditions not listed elsewhere, (iv) Clause 862, 863, 864, or 865; (iii) General Provisions GP1, GP2, GP3, or GP4, (v) Buyer or NASA drafted or controlled drawings and specifications; (v) Boeing Quality System documents, (vi) all other Buyer or NASA drafted or controlled documents incorporated in this contract by reference, and lastly, with lowest precedence, (vii) all other documents incorporated in this contract by reference.

(2) Buyer’s drawings and specifications will prevail over any subsidiary documents referenced therein. Seller will not use any specification in lieu of those contained in this contract without the written consent of Buyer’s Authorized Procurement Representative.

(3) Seller should promptly bring any perceived inconsistency in this contract to the attention of Buyer’s Authorized Purchasing Representative, even if that inconsistency can be resolved through the use of this clause.

Technical Clauses

206. Reporting of Discrepancies in Buyer Drawings (10/1/96)

Discrepancies, omissions, and the need for clarifications or interpretations of any nature encountered by Seller in respect of Buyer-furnished drawings or engineering data will be brought to the attention of Buyer’s authorized purchasing representative for resolution.

Exhibit B

Negotiated Terms and Conditions

207. Technical Direction (10/1/96)

Performance of the work hereunder will be subject to the technical direction of Buyer’s Program Technical Representative. As used herein, technical direction is direction to Seller within the scope and price of this contract. Direction that involves a change in price, period of performance, scope of work, or other provisions of this contract will be issued in accordance with the terms of the Changes clause of this contract, and Buyer will not be liable for any adjustment in price, period of performance, or any other provision of this contract by reason of any direction from said Technical Representative or any other person unless such direction is issued in writing by Buyer’s authorized purchasing representative under the Changes clause.

209. Right to Use Technical Information (10/1/96)

Except where prohibited by Seller’s appropriate restrictive-use markings or legends, Buyer shall be free to use technical data delivered to the Buyer by the Seller in response to delivery orders duly placed under this contract for any purpose whatsoever. In this regard, Buyer may duplicate, distribute, disclose, resell, or incorporate delivered data in any manner desired for any use desired, except as may constitute patent infringement. Where unrestricted use of data is required by the Buyer, it will be specified as a requirement of the specific purchase order. In such cases, Seller’s deliverable data shall be free of associated restrictive use markings or legends.

Administrative Clauses

312.– Seller Compliance With Occupational Safety & Health Act of 1970 (10/1/96)

(a) Seller agrees to periodically review and identify any hazardous substance, within the meaning of the Occupational Safety and Health Act of 1970 (Public Law 91-596), which constitutes a deliverable item or is incorporated in an end item for delivery hereunder and to advise Buyer at least 30 days in advance of (i) any shipment requiring the warning label proposed to be affixed to any container utilized to transport the hazardous substance or (ii) the temporary storage of such substances on the premises of Seller after completion of manufacture but prior to eventual delivery. Specific approval of the proposed warning label design is a necessary prerequisite to any shipment authorization or certification for payment of completed goods purchased by Buyer.

(b) Seller agrees to comply with the provisions of the Occupational Safety and Health Act of 1970 (P.L. 91-596) and the standards and regulations issued thereunder and certifies that all goods furnished under this contract will conform to and comply with said standards and regulations. Seller agrees to indemnify, save harmless, and defend Buyer and its directors, officers, employees, agents, successors, and assigns from and against any and all liabilities, claims, losses, damages, fines, penalties, forfeitures, and the costs and expenses incident thereto (including costs of defense, settlement, and reasonable attorney’s fees) which it or they may hereafter incur, become responsible for, or pay out as a result of, or arising out of, Seller’s breach of any of its duties addressed in this clause.

316. Audit Rights(I0/l/96). This clause will apply only in the event SPACEHAB makes a claim to Boeing.

(a) In the event of a claim, Seller will maintain books, records, documents, other supporting data, and accounting procedures and practices sufficient to properly reflect all direct and indirect costs of whatever nature claimed.

Exhibit B

Negotiated Terms and Conditions

(b) In the event of a claim, Seller’s books, records, documents, and other supporting data will be made available a US Government audit agency, for inspection and audit as required by Buyer in conjunction with the negotiation of, any claims, including termination claims and claims for equitable adjustment (c) In the event of a claim Seller will, upon request by a US Government audit agency, furnish a statement of related historical cost experience by cost element or in such form as stipulated by a US Government audit agency, together with applicable projections and supporting data.

(d) Seller agrees to include this clause, including this paragraph (d), in all lower-tier subcontracts when certified cost or pricing data is required.

328. – Release Void (10/1/96)

Neither Buyer nor Seller will require waivers or releases of any personal rights from employees or representatives of the other in connection with visits to its premises, and Buyer and Seller agree that no such releases or waivers will be pleaded by them or third persons in any action or proceeding.

329. Plant Rules and Government Clearance (10/1/96)

Employees and agents of Buyer and Seller will, while on premises of the other, comply with all plant rules and regulations, including, where required by Government regulations, submission of appropriate clearance from the U.S. Department of Defense or other concerned federal agency.

331. Prime Contract Flow Down Provisions (10/1/96)

This contract may be amended to the extent necessary to incorporate additional provisions required to meet Buyer’s obligations under the prime contract to which this order is charged.

354. Safety and Accident Prevention (10/1/96)

In performing work under this contract on a Government installation, Seller will (i) conform to the specific safety requirements contained in this contract, (ii) for those related activities not directly addressed by this contract, conform to the applicable safety rules prescribed by the Government installation, and (iii) take such additional precautions as Buyer or the Contracting Officer under Buyer’s Government contract may reasonably require for safety and accident prevention purposes. Any violation of such rules and requirements, unless promptly corrected as directed by Buyer or the Contracting Officer, will be grounds for termination of this contract in accordance with the default provisions hereof. Buyer may, by written order, direct additional safety and accident standards as may be required under Buyer’s Government contract, and any adjustments resulting from such direction will be in accordance with the Changes clause of this contract.

374. Payment in U.S. Dollars (10/1/96)

The price of this contract is based on a fixed exchange rate and no adjustments will be made for fluctuations in the foreign currency exchange rate.

Quality Clauses

Applicable Quality Clauses will be incorporated on individual Amendments, which will be specific to the Task/Product being performed/delivered. Quality Clauses which may be applicable can be found at the Boeing Terms and Conditions website, 600 series clauses.

http://www.boeing.com/companyoffices/doingbiz/tscs/